UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 10, 2006
GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 10, 2006, we entered into amended severance agreements with each of our executive officers. In addition to a number of technical changes, including changes to comply with recent tax legislation, the amendments to the severance agreements:
•	clarified the definition when a triggering change in control occurs because of changes in the composition of the board of directors; under the amendment, a triggering change in control would occur if there were a change in a majority of the directors serving on our board on January 1, 2006 and directors nominated by at least a two-thirds vote of the remaining board members who were directors on that date;

•	clarified that prohibited “competitive activity” by an executive means competition with our Aerojet business;

•	clarified that an executive’s reaching age 65 during his or her severance period does not cut off rights under the agreements;

•	clarified that the severance agreements for all executive officers, including the chief executive officer, have a “double trigger,” meaning that for severance to be payable there must be both a change in control and termination or constructive termination of the executive; and

•	reduced the maximum coverage period for Company-paid life and health benefits from 36 to 24 months.
The definition of “change in control” in our other plans has been amended to be consistent with the definition in the severance agreements. Those plans include our (1) equity and performance incentive plan, (2) retirement plan and our deferred compensation plans for non-employee directors, (3) benefits restoration plan, and (4) consolidated pension plan.
A copy of the amended form of severance agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the amended form of that agreement.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Form of Severance Agreement for executive officers of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney
Name:	Mark A. Whitney
Title:	Senior Vice President, Law; General Counsel and Secretary

Dated: August 11, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Severance Agreement for executive officers of the Company.